Exhibit 10.1

TWELFTH AMENDMENT TO SECOND AMENDED AND RESTATED
WAREHOUSING CREDIT AND SECURITY AGREEMENT

THIS TWELFTH AMENDMENT TO SECOND AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Twelfth Amendment”) is made effective as of May 12, 2022, by and among WALKER & DUNLOP, LLC, a Delaware limited liability company (“Borrower”), WALKER & DUNLOP, INC., a Maryland corporation (“Parent”), and PNC BANK, NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S

WHEREAS, Lender, Borrower and Parent are parties to that certain Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 11, 2017, by and among Borrower, Parent, and Lender, as amended by that First Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 15, 2017, that Second Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 10, 2018, that Third Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated May 20, 2019, that Fourth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated September 6, 2019, that Fifth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated April 23, 2020, that Sixth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated August 21, 2020, that Seventh Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated October 28, 2020, Eighth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated December 18, 2020, Ninth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated April 15, 2021, Tenth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated June 8, 2021 and Eleventh Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated April 7, 2022 (as amended, the “Credit Facility Agreement”), whereby upon the satisfaction of certain terms and conditions set forth therein, the Lender agreed to make Warehousing Advances from time to time, up to the Warehousing Credit Limit (each such term as defined in the Credit Facility Agreement).

WHEREAS, Borrower has requested, and Lender has agreed, pursuant to the terms hereof, to modify certain terms of the Credit Facility Agreement as set forth in this Twelfth Amendment.

NOW, THEREFORE, for and in consideration of the premises, the mutual entry of this Twelfth Amendment by the parties hereto and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.    Recitals. The Recitals are hereby incorporated into this Twelfth Amendment as a substantive part hereof.

Section 2.    Definitions. Terms used herein and not otherwise defined shall have the meanings set forth in the Credit Facility Agreement.

Section 3.    Amendments to Credit Facility Agreement. The Credit Facility Agreement is hereby amended as follows:

(a)               Section 3.4 of the Credit Facility Agreement is hereby amended and restated as follows:

“3.4    Facility Fee

Borrower shall pay to Lender an annual facility fee in an amount equal to ten (10) basis points of the Standard Warehousing Credit Limit (the “Facility Fee”), to be paid quarterly in arrears, commencing on the first Business Day of each Calendar Quarter following the Closing Date during the term of this Agreement. In addition to the foregoing, Borrower shall pay to Lender an additional facility fee in the amount of $10,000 for each Minimum Incremental Amount (the “Temporary Facility Fee”). For example, if the Standard Warehousing Credit Limit were increased by Two Hundred Million Dollars ($200,000,000) pursuant to the terms of Section 3.13(a) hereof, the additional commitment fee shall be $20,000. Said fee shall be due and payable in connection with each increase of the Standard Warehousing Credit Limit pursuant to the terms of Section 3.13(a) hereof.

Additionally, in the event Borrower exercises its right under Section 3.13(b) and seeks an increase of the Maximum Warehousing Credit Limit up to the Limited Bulge Credit Limit, Borrower shall pay to Lender a bulge commitment fee in an amount calculated as follows: ten (10) basis points (0.001) multiplied by the portion of the Bulge Increase Amount actually drawn as a Warehousing Advance hereunder, then divided by 365 (for the number of days in the year), then multiplied for the number of days that the portion of the Bulge Increase Amount is actually drawn as a Warehousing Advance hereunder remains outstanding (the “Bulge Commitment Fee”). For example, if the Bulge Increase Amount is $1,900,000,000 and such amount is fully drawn as a Warehousing Advance and remains outstanding for sixty (60) days, the additional commitment fee would be $312,328.80, based on the following calculation: .001 x 1,900,000,000 = 1,900,000; 1,900,000/365 = 5,205.48 x 60 = $312,328.80. The Bulge Commitment Fee shall be payable in full upon repayment of the Warehousing Advances drawn with respect to the Bulge Increase Amount.”

(b)               Section 3.13 of the Credit Facility Agreement is hereby amended and restated as follows:

“3.13    Increases to Standard Warehousing Credit Limit

3.13(a)	Borrower shall have the right, upon written notice to Lender, during the term of this Agreement, to request one or more incremental increases to the Standard Warehousing Credit Limit, in amounts of One Hundred Million Dollars ($100,000,000.00) each (each is herein a “Minimum Incremental Amount”), up to the Maximum Warehousing Credit Limit. Borrower’s notice shall indicate (i) the amount of the incremental increase of the Standard Warehousing Credit Limit and (ii) the effective date for the increase of the Standard Warehousing Credit Limit. Any incremental increase shall be made at the sole discretion of Lender. Provided such incremental increase is approved by Lender, said incremental increase of the Standard Warehousing Credit Limit shall remain in effect for a period of forty-five (45) days following such effective date.

3.13(b)	Commencing on May 12, 2022 and continuing until June 12, 2022, Borrower shall have the additional one time right, upon written notice to Lender, to request an advance in an amount of up to $1,900,000,000 (the “Limited Bulge Advance”). Borrower’s notice shall indicate (i) the amount of the proposed Limited Bulge Advance, and (ii) the date on which Borrower desires the proposed Limited Bulge Advance. Upon disbursement of the Limited Bulge Advance, the current Warehousing Credit Limit shall be increased by the amount of the Limited Bulge Advance (the “Bulge Increase Amount”) for a period of sixty (60) days, or such shorter period as determined by Lender in its discretion upon request by Borrower, but in no event shall the Warehousing Credit Limit exceed the Limited Bulge Credit Limit. The Limited Bulge Advance shall be a Warehousing Advance hereunder, and Borrower must pay Lender the outstanding principal amount of the Limited Bulge Advance, together with all accrued and unpaid interest thereon, within sixty (60) days of disbursement thereof. ”

(c)               In accordance with Section 11.3 of the Credit Facility Agreement, from and after the date of this Amendment, all Notices to Lender shall be sent to the following address:

If to Lender:	PNC Real Estate Attention: John Harvey Senior Vice President, Market Manager 201 East Fifth Street, 2nd Floor Cincinnati, OH 45202 E-mail: john.harvey@pnc.com Facsimile: 513-651-8931
with a copy to:	Ballard Spahr LLP 111 S. Calvert Street, 27th Floor Baltimore, MD 21202-6174 Attention: Thomas A. Hauser, Esquire Email: hauser@ballardspahr.com

(d)               The following defined terms are hereby added to Section 12.1 of the Credit Facility Agreement, in alphanumeric order with the other defined terms contained in Section 12.1 of the Credit Agreement:

“30-Day Average SOFR” means, for any day, the rate per annum determined by Lender by dividing (the resulting quotient rounded upwards, at Lender’s discretion, to the nearest 1/100th of 1%) (a) the Published 30-Day Average Rate for such day, by (b) a number equal to 1.00 minus the SOFR Reserve Percentage; provided, however, if 30-Day Average SOFR determined as provided above would be less than zero, then such rate shall be deemed to be zero.  The rate of interest will be adjusted automatically as of each Business Day based on changes in 30-Day Average SOFR without notice to the Borrower.

“Applicable Daily Floating 30-Day Average SOFR Rate” means, for any day, a rate per annum equal to 30-Day Average SOFR for such day, plus one and 15/100th percent (1.15%).

“Published 30-Day Average Rate” means the rate equal to the “30-Day Average SOFR” published each Business Day by the NYFRB (or a successor administrator of the secured overnight financing rate) on the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the “30-Day SOFR Average” rate identified by the NYFRB (or a successor administrator of the secured overnight financing rate) from time to time.

(e)               The defined terms “Applicable Daily Floating SOFR Rate” and “Published Rate” set forth in Section 13.1 of the Credit Facility Agreement are hereby replaced with the terms “Applicable Daily Floating Term SOFR Rate” and “Published Term Rate”:

“Applicable Daily Floating Term SOFR Rate” means, for any day, a rate per annum equal to Term SOFR for such day, plus one and 30/100th percent (1.30%).

“Published Term Rate” shall mean, with respect to any Business Day, a rate per annum equal to the forward-looking term rate for a 1-month period based on SOFR published by CME Group Benchmark Administration Limited (or a successor administrator selected by the Lender in its reasonable discretion) for such Business Day.

(f)                The following defined terms set forth in Section 12.1 of the Credit Facility Agreement are hereby amended and restated as follows:

“Applicable Rate” means, for any day (a) the Applicable Daily Floating Term SOFR Rate for such day, or (b) solely with respect to any Limited Bulge Advance disbursed by Lender under Section 3.13(b), the Applicable Daily Floating 30-Day Average SOFR Rate for such day, or (c) if, and only for as long as, required from time to time pursuant to Section 3.11(g) or 3.11(h), the Applicable Base Rate or applicable Benchmark Replacement for each applicable day.

“Benchmark” means, at any time, any interest rate index then used in the determination of an interest rate under the terms of this Agreement. Once a Benchmark Replacement becomes effective under this Agreement, it is a Benchmark. The current Benchmark under this Agreement is Term SOFR, or, as applicable, 30-Day Average SOFR.

“Limited Bulge Credit Limit” means Two Billion Nine Hundred Million Dollars ($2,900,000,000.00).

“Reference Rate” means, as applicable for determining the Applicable Rate for any day, Term SOFR, 30-Day Average SOFR or the Applicable Base Rate for such day.

“Term SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Lender by dividing (the resulting quotient rounded upwards, at the Lender’s discretion, to the nearest 1/100th of 1%) (A) the Published Term Rate for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If Term SOFR as determined above would be less than the zero, then Term SOFR shall be deemed to be zero. If the Published Term Rate for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then the Published Term Rate for such SOFR Determination Date will be the Published Term Rate for the first Business Day preceding such SOFR Determination Date for which the Published Term Rate was published in accordance with the definition of “Published Term Rate”; provided that the Published Term Rate determined pursuant to this sentence shall be used for purposes of calculating Term SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Term SOFR as determined above changes, any applicable rate of interest based on Term SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

Section 4.    Ratification, No Novation, Effect of Modifications. Except as may be amended or modified hereby, the terms of the Credit Facility Agreement are hereby ratified, affirmed and confirmed and shall otherwise remain in full force and effect. Nothing in this Twelfth Amendment shall be construed to extinguish, release, or discharge or constitute, create or effect a novation of, or an agreement to extinguish, release or discharge, any of the obligations, indebtedness and liabilities of Borrower or any other party under the provisions of the Credit Facility Agreement or any of the other Loan Documents, unless specifically herein provided.

Section 5.    Amendments. This Twelfth Amendment may be amended or supplemented by and only by an instrument executed and delivered by each party hereto.

Section 6.    Waiver. The Lenders shall not be deemed to have waived the exercise of any right which they hold under the Credit Facility Agreement unless such waiver is made expressly and in writing (and no delay or omission by any Lender in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right. Without limiting the operation and effect of the foregoing provisions hereof, no act done or omitted by any Lender pursuant to the powers and rights granted to it hereunder shall be deemed a waiver by any Lender of any of its rights and remedies under any of the provisions of the Credit Facility Agreement, and this Twelfth Amendment is made and accepted without prejudice to any of such rights and remedies.

Section 7.    Governing Law. This Twelfth Amendment shall be given effect and construed by application of the law of the Commonwealth of Pennsylvania.

Section 8.    Headings. The headings of the sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.

Section 9.    Severability. No determination by any court, governmental body or otherwise that any provision of this Twelfth Amendment or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (i) any other such provision or (ii) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

Section 10.    Binding Effect. This Twelfth Amendment shall be binding upon and inure to the benefit of Borrower, Parent, Lender, and their respective permitted successors and assigns.

Section 11.    Counterparts. This Twelfth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Twelfth Amendment under their respective seals as of the day and year first written above.

WALKER & DUNLOP, LLC, as Borrower

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President and Chief Financial Officer

WALKER & DUNLOP, INC., as Parent

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President and Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Steven Pachla
Name:	Steven Pachla
Title:	Vice President

Signature Page - Twelfth Amendment to Amended and Restated Warehousing Credit and Security Agreement